KING WORLD PRODUCTIONS, INC.
                                  1700 Broadway
                            New York, New York 10019


                                                       September  28, 1995




Mr. Andrew Friendly
c/o David Nochimson, Esq.
Ziffren, Brittenham, Branca & Fischer
2121 Avenue of the Stars
Los Angeles, CA  90067

Dear Andy:

          This letter, when accepted by you, shall constitute an agreement between you and King World Productions, Inc. (the "Company") with respect to your employment by the Company for the Employment Period (as hereinafter defined).

          1. (a) The Company hereby agrees to employ you as Executive Vice President of Programming and Production for the three-year period commencing on the date (the "Start Date") selected by you, of which you shall notify the Company in writing at least two weeks prior thereto, and terminating on the third anniversary of the day prior to the Start Date (the "Employment Period"); provided, however, that the Start Date may not be a date later than November 6, 1995. This Agreement shall terminate and be of no further force and effect if the Start Date does not occur by November 6, 1995. You hereby agree to accept such employment, to diligently, faithfully and competently perform such services as shall from time to time be reasonably assigned to you by the Company's Board of Directors or by its Chairman of the Board, President and Chief Executive Officer or Executive Vice President and Chief Operating Officer and to diligently, faithfully and competently devote your entire business time, skill and attention to the performance of your duties and responsibilities to the Company; provided, however, that you shall have the right to consult with CNBC with respect to matters dealing with your former employment by CNBC for up to ninety (90) days after termination of your employment with CNBC; provided further, however, that any such consultation does not interfere with, or otherwise constitute a breach of, your obligations under this Agreement. Your duties shall extend to, and you shall, subject to your reporting responsibilities, have responsibility for, the development and production of programming for all modes of television distribution including, without limitation, syndication, network and cable. The Company agrees that during the Employment Period you will be required to report only to its Chairman of the Board, President and Chief Executive Officer and Executive Vice President and Chief Operating Officer. During the Employment Period, your base of operations shall be located at the Company's corporate headquarters in the New York City metropolitan area, currently located at 1700 Broadway, New York, New York, although it is understood that you will have the right to spend a portion of your time working from the Company's offices in Los Angeles, California, as coordinated with the Company, for up to an average of ten working days per month.

               (b) As a condition to your employment by the Company, you hereby affirm and represent that you are under no obligation to any current or former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, your acceptance of employment hereunder with the Company, the employment of you by the Company or your agreements and undertakings contained in this Agreement.

          2. (a) The Company shall pay to you, and you shall accept, for your services performed for the Company and its subsidiaries and affiliates during the Employment Period, salary compensation at the annual rate of (i) $525,000 during the first year of the Employment Period, (ii) $550,000 during the second year of the Employment Period, and (iii) $575,000 during the third year of the Employment Period, it being understood and agreed that $25,000 of each year's salary compensation (collectively, the "Advances") shall be considered an advance against, and shall be recoupable from, the first payments that otherwise would be made to you pursuant to the provisions of paragraph 2(c) of this Agreement. Any compensation payable pursuant to this paragraph 2(a) shall be paid in accordance with the Company's normal payroll policy at the time in effect.

               (b) Subject to the provisions of this paragraph (b), as soon as practicable after the commencement of the Employment Period, the Company will grant to you a "non-qualified stock option" under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") to purchase 100,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the Start Date. You understand and agree with respect to such stock option that:

          (i) your right to exercise such option shall vest over a five year period as follows: 20% on each of the first, second and third anniversaries of the day prior to the Start Date and 40% on the fifth anniversary of the day prior to the Start Date; and

          (ii) if you should cease to be a full-time employee of the Company and any of its subsidiaries or affiliates, then you shall only have the right to exercise the unexercised portion of such option within one month after the date on which you ceased to be so employed and then only to the extent that such portion was vested (pursuant to the foregoing vesting schedule) on the date you ceased to be so employed, and you shall forfeit all other rights to and under such option, provided, however, that if your full-time employment ceases by reason of your death or "disability" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then such one month period shall instead be a one-year period following the cessation of your employment.

          The foregoing, as well as such other terms and conditions as the Company shall deem appropriate, shall be set forth in a definitive stock option agreement. Your rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

               (c) (i) You shall also be entitled to receive contingent compensation in an amount equal to 5% of the Net Profits (as hereinafter defined), if any, from each Covered Series (as hereinafter defined). "Net Profits" from any Covered Series shall be determined on a cumulative basis from the inception of such Series, shall not be cross-collateralized with the Net Profits from any other Covered Series and shall mean all "Gross Revenues" (defined as all money actually received by or credited to the Company in the United States from the distribution of such Series and all rights therein less refunds and security deposits or other revenue subject to refund, and net of agency commissions, in the event of any barter sales revenues), less (1) a distribution fee to the Company of thirty-five percent (35%) of Gross Revenues from sources within the United States, provided that such fee shall be five percent (5%) of Gross Revenues in the case of distribution via United States network television (over the air or "free" or "pay" cable), and forty percent (40%) of Gross Revenues from distribution outside the United States (all of such distribution fees to be inclusive of fees to any subdistributors engaged by the Company); (2) all out-of-pocket distribution expenses (including without limitation any promotion and advertising expenses) incurred by the Company in connection with such Series; (3) recoupment by the Company of all out-of-pocket development and production costs of such Series; (4) interest on all the foregoing costs from the time expended, at the prime rate from time to time in effect at The Bank of New York, New York, New York or any successor thereto; and
(5) any residual or reuse fees, royalties or other fixed or contingent compensation of any nature payable to any third parties as a result of the exploitation of such Series. For the purposes of this Agreement, "Covered Series" shall mean any television series initially produced by the Company during the Employment Period, it being understood and agreed that the term "Covered Series" shall not include (A) any series produced by an entity not affiliated with the Company, including, without limitation, "The Oprah Winfrey Show," "Wheel of Fortune" and "Jeopardy!"; (B) any series currently produced by the Company, including, without limitation, "Inside Edition", "American Journal" and "Rolonda"; (C) the series currently in development by the Company and currently referred to as "Planet Hollywood Squares"; (D) the series currently in development by the Company and currently referred to as "Love Triangle"; and (E) the "dance/young adult lifestyles" series currently in development by the Company. For the purposes of this paragraph 2(c), the term "Company" shall include all subsidiaries of the Company.

               (ii) Within sixty (60) days after the close of each quarterly period ending on November 30, February 28, May 31 and August 31 of each year, commencing with the first television exhibition of any Covered Series, if any, the Company shall furnish to you a written statement which reflects the amount of Net Profits, if any, payable to you hereunder and a check payable to your order in the appropriate amount; provided, that (A) there shall first be deducted from any amount otherwise owed to you any then-unrecouped Advances and
(B) the Company shall not be required to furnish you a statement with respect to any quarterly period during which there were no Gross Revenues. Any such statement shall be deemed accepted by you unless (i) you notify the Company in writing within two (2) years from the date of such statement setting forth your specific objections thereto and (ii) you commence a lawsuit to contest such statement within three (3) years from the date of such statement. You or your designated representative shall have the right, at your expense, at the

Company's usual place of business, during normal business hours and on a reasonable notice to the Company (but in no event more than once annually), to examine the Company's books and records to confirm the accuracy of any such statements not otherwise deemed accepted.

               (d) During each year of the Employment Period, you may also be entitled to a bonus if the Board of Directors of the Company, in its sole and absolute discretion, shall so determine.

          3. (a) You shall be entitled to participate, on the same basis as other senior executives of the Company, in any pension, profit-sharing, life insurance, health insurance or hospitalization plan in effect with respect to such other executives. The health insurance coverage currently offered by the Company provides for elective contributory family coverage; however, it is understood and agreed by you that the offering by the Company of this or any other plan or benefit currently in effect does not require the Company to maintain any such plan or benefit or prohibit the Company from amending or deleting any such plan or benefit. You shall be entitled to reimbursement of expenses reasonably incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company.

               (b) You shall be entitled to four (4) weeks of vacation during each year of the Employment Period.

               (c) The Company shall furnish you with executive office space commensurate with your title and responsibilities in New York and Los Angeles, a dedicated secretary in New York and access to adequate secretarial services and paid parking at its Los Angeles office.

               (d) You shall be entitled to stay in first-class hotel accommodations and to utilize first-class travel and ground transportation in connection with your performance of services under this Agreement. During each year of the Employment Period, we shall furnish you, on an as-used basis, with up to ten (10) first-class round trip air tickets between Los Angeles and New York, and related ground transportation, for Pat Friendly.

          4. You shall be entitled to receive a production credit with respect to all episodes of each Covered Series produced during the Employment Period. Such credit shall be substantially in the form of "Executive Vice President of Programming and Production for King World--Andy Friendly." Your credit on any Covered Series shall be on a separate card if credits are not in crawl form and shall be after any credit for Roger King and/or Michael King as the Executive Producer(s) of such Series and shall immediately follow, and be the same size as, the producer, co-executive producer or executive producer credit, which shall immediately follow any credit for Roger King and/or Michael King, for the senior production executive(s) with day-to-day responsibility for such Series; provided, however, that you shall not be entitled to any credit on any episode of a Covered Series on which no other individual receives credit.

          5. The Company shall submit to you for your review and approval, which approval shall not be unreasonably withheld, a press release relating to your employment by the Company.

          6. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death.

               (b) In the event that you are unable to perform the duties required of you pursuant to this Agreement, for (i) one hundred twenty (120) days during the Employment Period (whether or not such one hundred twenty (120) days are consecutive) or (ii) any forty-five (45) consecutive days during the Employment Period, by reason of illness or other physical incapacity, the Company may, after the expiration of such one hundred twenty (120) or forty-five
(45) days, terminate the Employment Period.

          7. (a) Except as required in connection with the performance of your services for the Company, you shall not, during or after the termination of the Employment Period, use or disclose to any person, firm, partnership or corporation any confidential or proprietary information or trade secrets of the Company or any of its subsidiaries or affiliates obtained or learned by you during the Employment Period, including, without limitation, the type and nature of the contracts entered into by the Company or any of its subsidiaries or affiliates in connection with the acquisition of television programming or the acquisition of distribution rights with respect to any such programming (including, without limitation, the acquisition of advertising time within any television programming or acting as sales agent for any such advertising time, irrespective of whether the Company or any of its subsidiaries or affiliates distributes such programming to television stations ("Advertising Time")), the sale or other distribution of television programming (including, without limitation, Advertising Time), or the basis upon which the Company or any of its subsidiaries or affiliates elects to acquire television programming or distribution rights with respect to any such programming (including, without limitation, Advertising Time) for sale or other distribution.

               (b) You also agree that during and for a period of two (2) years following the termination of the Employment Period, you will not work for, or render services to or for the benefit of, or otherwise be interested in (whether as an employee, consultant, independent contractor, proprietor, investor, lender or in any other manner), the production unit of any Covered Series, "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy!" or "Planet Hollywood Squares."

          8. You hereby agree that during and for a period of eighteen (18) months following the termination of the Employment Period, you shall not (a) induce, directly or indirectly, any person, firm, partnership, corporation or other entity from whom or from which the Company or any of its subsidiaries or affiliates acquired television programming or distribution (including, without limitation, sales agency) rights with respect thereto (including, without limitation, Advertising Time) during the Employment Period to terminate its agreement with the Company or such subsidiary or affiliate with respect to such programming or distribution rights (including any such Advertising Time), to elect not to renew any such agreement or not to furnish to the Company or any such subsidiary or affiliate any other television programming or distribution rights (including, without limitation, Advertising Time) or (b) induce, directly or indirectly, any employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment with the Company or any such subsidiary or affiliate.

          9. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you.

          10. (a) You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you.

               (b) The Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees (collectively, "Your Losses") incurred by you (i) as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by the Company or (ii) in respect of the development, production or distribution by the Company of any programming (except in the case of any of Your Losses that arise from a violation by you of any term or condition of this Agreement required to be performed or observed by you).

          11. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or mailed by certified mail, return receipt requested, to the relevant party at the address set forth above or at such other address as a party may specify by notice to the other in the manner herein provided.

          12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. The failure of a party to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or of any other provision of this Agreement. No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, heirs, administrators and executors.

                                      Yours very truly,

                                      KING WORLD PRODUCTIONS, INC.


                                      By:_______________________________

ACCEPTED:


-------------------------
     Andrew Friendly

                          KING WORLD PRODUCTIONS, INC.
                                  1700 Broadway
                            New York, New York 10019



                                                              August 12, 1996


Mr. Andrew Friendly
c/o David Nochimson, Esq.
Ziffren, Brittenham, Branca & Fischer
2121 Avenue of the Stars
Los Angeles, CA  90067

Dear Andy:

          This letter, when accepted by you, shall constitute an amendment (the "Amendment") to the letter agreement (the "Letter Agreement"), dated September 28, 1995, between King World Productions, Inc. (the "Company") and you. All of the definitions of the Letter Agreement shall govern this Amendment. The Company and you hereby agree that the last sentence of paragraph 1 of the Letter Agreement shall be amended to read in its entirety as follows:

          "During the Employment Period, your base of operations shall be located at the Company's offices in the Los Angeles, California metropolitan area, although you acknowledge that your services under this Agreement will require substantial travel as the Company may require."

          The Company reserves the right, on ten days' written notice to you, to cancel this Amendment and to reinstate the original provisions in the last sentence of paragraph 1 of the Letter Agreement.

          Except as modified herein, all terms and provisions of the Letter Agreement shall continue in full force and effect.

                                      Very truly yours,

                                      KING WORLD PRODUCTIONS, INC.


                                      By:__________________________________
ACCEPTED:



--------------------------
     Andrew Friendly

                          KING WORLD PRODUCTIONS, INC.
                                  1700 Broadway
                            New York, New York 10019







                                                              July 21, 1998





Mr. Andrew Friendly
c/o David Nochimson, Esq.
Ziffren, Brittenham, Branca & Fischer
1801 Century Park West
Los Angeles, CA  90067

Dear Andy:

          This letter, when accepted by you, shall constitute an amendment (the "Second Amendment") to the letter agreement, dated September 28, 1995, as amended August 12, 1996 (as so amended, the "Letter Agreement"), between King World Productions, Inc. (the "Company") and you. All of the definitions of the Letter Agreement shall govern this Second Amendment. The Company and you hereby agree as follows:

          1. The Employment Period, which commenced on November 13, 1995 and would otherwise end on November 12, 1998, shall be extended and shall terminate on November 12, 2001. Effective as of the date of this Second Amendment, you shall be employed as President, First-Run Programming and Production.

          2. The fourth sentence of paragraph 1 of the Letter Agreement shall be amended to read in its entirety as follows:

                    "Your duties shall extend to, and you shall, subject to your reporting responsibilities, have responsibility for the development and production of game show, talk show, news magazine and other reality-based, non-scripted, non-children's television programming, expressly excluding, without limitation, long-form television, situation comedy, dramatic series, animated, children's and all other scripted programming."

          3. Your salary compensation for the period (a) from November 13, 1998 through November 12, 1999 shall be payable at the annual rate of $650,000, (b) from November 13, 1999 through November 12, 2000 shall be payable at the annual rate of $700,000 and (c) from November 13, 2000 through November 12, 2001 shall be payable at the annual rate of $750,000.

          4. The third paragraph of the amendment, dated August 12, 1996, is hereby deleted and of no further force and effect.

          5. Subject to the provisions of this paragraph 5, the Company will grant to you an additional "non-qualified stock option" under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") to purchase 120,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price equal to $29 7/16 per share, the closing price of the Common Stock on the date hereof. You understand and agree with respect to such option that:

                    (i) your right to exercise such option shall vest as
               follows: 20% on November 12, 1999; 20% on November 12, 2000; 20% on November 12, 2001; and 40% on November 12, 2003; and

                    (ii) if you should cease to be a full-time employee of the
               Company and any of its subsidiaries or affiliates, then you shall only have the right to exercise the unexercised portion of such option within one month after the date on which you ceased to be so employed and then only to the extent that such portion was vested (pursuant to the foregoing vesting schedule) on the date you ceased to be so employed, and you shall forfeit all other rights to and under such option, provided, however, that if your full-time employment ceases by reason of your death or "disability" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then such one month period shall instead be a one-year period following the cessation of your employment.

          The foregoing, as well as such other terms and conditions as the Company shall deem appropriate, shall be set forth in a definitive stock option agreement. Your rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

          6. The Company shall pay to you a bonus of $75,000 upon the execution and delivery of this Agreement by you and the Company.

          7. Paragraph 2(c) of the Letter Agreement shall be deleted and shall not be considered to have been part of the Letter Agreement at any time. Accordingly, it is understood that the Company shall have no obligation under any circumstances to pay any contingent compensation to you under said paragraph 2(c) and that, as a corollary, none of the Advances under paragraph 2(a) of the Letter Agreement shall be recoupable by the Company.

          8. The second sentence of paragraph 3(d) of the Letter Agreement shall be amended to read in its entirety as follows:

                    "When travelling on business for the Company to New York,
               you shall not be required to utilize any trade-out hotel arrangements secured by the Company or any of its affiliates."

          Except as modified herein, all terms and provisions of the Letter Agreement shall continue in full force and effect.

                                           Very truly yours,

                                           KING WORLD PRODUCTIONS, INC.


                                           By:__________________________________

Accepted:


------------------------------
        Andrew Friendly